Exhibit 99.1

News Release

CONTACT:	Laura Wehby (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-7407	November 27, 2013
Jim Eglseder (Investors)
(513) 534-8424
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Redemption of Fifth Third Capital Trust IV

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted redemption notices to the trustee for redemption on December 30, 2013, of all $750,000,000 of the outstanding trust preferred securities issued by Fifth Third Capital Trust IV (CUSIP 316781 AA1). The Fifth Third Capital Trust IV securities have a current distribution rate of 6.50 percent and a final repayment date of April 1, 2067.

Pursuant to the terms of the trust preferred securities, the securities of Fifth Third Capital Trust IV may be redeemed within ninety (90) days of a “Capital Treatment Event.” The Company has determined that a Capital Treatment Event occurred on the publication of a Final Rule regarding Regulatory Capital Rules jointly by the Federal Reserve System and the Office of the Comptroller of the Currency. The redemption price will be $1,000 per security, which reflects 100 percent of the liquidation amount, plus a total amount of accrued and unpaid distributions to the actual redemption date of $10,291,666.67 will be paid to the holders of the trust preferred securities. The redemptions will be funded with available cash.

The redemption or paying agent for the Fifth Third Capital Trust IV securities is:

Wilmington Trust Company

Attn: Corporate Capital Markets

1100 North Market Street

Rodney Square North

Wilmington, DE 19890-0001

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2013, the Company had $126 billion in assets and operated 18 affiliates with 1,326 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,374 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”